Exhibit 10.1

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of March 11, 2022, by and between East West Bank, a California banking corporation (“Bank”) and NewAge, Inc., a Delaware corporation (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2. LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b) Advances Under Revolving Line.

(i) Amount. Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed the Revolving Line Limit. Amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time without penalty or premium prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. The Advances shall be used to refinance existing debt to the JGB Purchasers and for working capital and general corporate purposes.

(ii) Form of Request. Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 12:00 p.m., Noon, Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any facsimile or telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account.

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2.2 Overadvances. If the aggregate amount of the outstanding Advances exceeds the Revolving Line Limit at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rates. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to one and three quarters percent (1.75%) above the Prime Rate.

(b) Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) one percent (1%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to three (3) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default (the “Default Rate”). Borrower agrees that the additional interest accruing as a result of imposition of the Default Rate is a reasonable calculation of Bank’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an Event of Default.

(c) Payments. Interest hereunder shall be due and payable on the first calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4 Crediting Payments. Unless an Event of Default has occurred and is continuing, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. At any time an Event of Default has occurred and is continuing, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees. Borrower shall pay to Bank the following:

(a) Facility Fee. On the Closing Date, a fee equal to One Hundred Fifty Thousand Dollars ($150,000), which shall be nonrefundable;

(b) Final Payment. On the earliest to occur of (i) the Revolving Maturity Date, (ii) the acceleration of the Advances, or (iii) the termination of this Agreement, a one-time fee equal to One Hundred Fifty Thousand Dollars ($150,000) (the “Final Payment”); and

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(c) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.8, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3. CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement;

(b) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) an intellectual property security agreement;

(d) the tri-party pledge agreement among Bank, East West Bank (China) Ltd., and Tahitian Noni (the “Tri-Party Pledge Agreement”);

(e) to the extent such Shares are certificated, .pdf copies of the certificates for the Shares, together with Assignments Separate from Certificate, duly executed in blank, with respect to each of (1) Morinda Holdings, Inc., a Utah corporation, (2) Morinda Access, Inc., a Utah corporation, and (3) NABC, Inc., a Colorado corporation;

(f) current SOS Reports as requested by the Bank indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(g) evidence satisfactory to Bank that the insurance policies required by Section 6.6 hereof are in full force and effect, together with evidence showing loss payable and/or additional insured clauses or endorsements in favor of Bank;

(h) a payoff letter from the purchasers (such purchasers, the “JBG Purchasers”) under that certain Securities Purchase Agreement dated as of November 30, 2020, by and among NewAge, Inc., the guarantors party thereto, and JGB Capital LP, JGB Partners LP, JGB Capital Offshore Ltd. and JGB Plymouth Rock LLC, as purchasers;

(i) a Perfection Certificate;

(j) Itemization of Amount Financed Disbursement Instructions (Revolver);

(k) an Authorization for Automatic Loan Payment;

(l) a Control Account – Disbursement Authorization and Agreement;

(m) payment of the fees and Bank Expenses then due specified in Section 2.5;

(n) a guaranty from each Domestic Guarantor, and such other documents or certificates and completion of such other matters as Bank may reasonably deem necessary or appropriate in connection therewith, together with an officer’s certificate of each Domestic Guarantor with respect to incumbency and resolutions authorizing the execution and delivery of the guaranty documents;

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(o) a pledge agreement governed by California law from Pledgor, and such other documents or certificates and completion of such other matters as Bank may reasonably deem necessary or appropriate in connection therewith, together with an officer’s certificate of Pledgor with respect to incumbency and resolutions authorizing the execution and delivery of the pledge documents; and

(p) such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b) the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

3.3 Post-Closing Conditions. Borrower shall deliver to Bank, in form and substance satisfactory to Bank:

(a) [Reserved];

(b) To the extent such Shares are certificated, within ten (10) days after the Closing Date, the .pdf and original certificates for the Shares, together with the Assignments Separate from Certificate, duly executed in blank, with respect to each of (1) Morinda Holdings, Inc., a Utah corporation, (2) Morinda Access, Inc., a Utah corporation, (3) Morinda, Inc., a Utah corporation, (4) NABC, Inc., a Colorado corporation, (5) Morinda Japan, (6) Morinda Deutschland GmbH, a company formed under the laws of Germany, (7) NewAge Worldwide, Inc., a Utah corporation, (8) ARIIX Ireland Limited, a company formed under the laws of Ireland and a wholly owned subsidiary of ARIIX LLC, (9) ARIIX Italy S.R.L., a company formed under the laws of Italy and a wholly owned subsidiary of ARIIX LLC, and (10) ARIIX Europe;

(c) [Reserved];

(d) Within sixty (60) days after the Closing Date:

(i) Borrower shall use commercially reasonable efforts to obtain a Lessor’s Acknowledgment and Subordination with respect to each of Borrower’s leased locations upon which Inventory with a book value of more than $1,000,000 is located, and a Bailee Waiver with respect to each third-party location where Borrower maintains Inventory with a book value of more than $1,000,000; and

(ii) securities and/or deposit account control agreements with respect to any of its accounts located in the United States permitted hereunder to be maintained outside Bank.

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4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule and Permitted Liens which are permitted to have priority pursuant to the terms thereof or applicable law, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Notwithstanding any termination of this Agreement, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding. Upon payment in full of the Obligations (other than contingent or inchoate obligations for which no claim has been made) and written prior notice of at least three (3) Business Days by the Borrower to the Bank of the termination of the Revolving Line (“Payment in Full”), this Agreement and the security interests granted hereunder and under any other Loan Document shall be automatically, immediately and irrevocably terminated without any further action by any Person. Upon request by the Borrower (and at the sole expense of the Borrower) upon Payment in Full, the Bank will take all reasonable action and do all things reasonably necessary, including, without limitation, filing UCC termination statements and executing termination letters, to release the security interests granted to it hereunder and under the other Loan Documents and to return to Borrower or its designee any Collateral then in Bank’s possession.

4.2 Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Any such financing statements may be filed by Bank at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction. Borrower shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral (other than Borrower’s Books) and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have possession of the Collateral, except (i) where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement or (ii) in the ordinary course of business. Where Inventory with book value in excess of $1,000,000 is in possession of a third party bailee, Borrower shall use commercially reasonable efforts to obtain an acknowledgment, in form and substance reasonably satisfactory to Bank, of the bailee that the bailee holds such Inventory for the benefit of Bank (but subject to the grace period and limitations set forth in Section 3.3(d)). Borrower shall obtain “control” of any Collateral consisting of investment property, deposit accounts located in the United States (but subject to the grace period and limitations set forth in Section 3.3(d) and the other provisions of this Agreement), letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance reasonably satisfactory to Bank. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

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4.4 Pledge of Collateral. Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares it owns in (i) the Domestic Guarantors, (ii) Morinda Access, Inc., a Utah corporation, (iii) ARIIX LLC, (iv) NABC, Inc., a Colorado corporation, and (v) NABC Properties, LLC, a Colorado limited liability company (collectively, the “Borrower Pledged Shares”), together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. The certificate or certificates for the Borrower Pledged Shares will be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by Borrower, in accordance with Section 3.1 and Section 3.3, and with respect to any Borrower Pledged Shares uncertificated as of the Closing Date, upon certification of such Borrower Pledged Shares, Borrower shall promptly deliver to Bank such certificate or certificates. To the extent required by the terms and conditions governing the Borrower Pledged Shares, Borrower shall cause the books of each entity whose Borrower Pledged Shares are part of the Collateral and any transfer agent to reflect the pledge of the Borrower Pledged Shares. Upon the occurrence of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Borrower Pledged Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee, in each case in accordance with and subject to the provisions of the Code. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Borrower Pledged Shares. Unless an Event of Default shall have occurred and be continuing and delivery by Bank to Borrower of notice of its intent to exercise its rights under this Section 4.4, Borrower shall be entitled to exercise any voting rights with respect to the Borrower Pledged Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default and delivery by Bank to Borrower of notice of its intent to exercise its rights under this Section 4.4. Notwithstanding any provision to the contrary, Borrower may receive and retain any and all dividends and distributions made (other than stock dividends constituting Borrower Pledged Collateral) or interest paid in respect of the Borrower Pledged Collateral when no Event of Default exists (at the time such dividend or distribution is made or interest paid).

5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower and each Material Subsidiary is an entity duly existing under the laws of the jurisdiction in which it is organized or formed and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s organizational documents, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens and restrictions on transfer or pledge except for Permitted Liens. All material Inventory is of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule (or as otherwise hereafter disclosed to Bank from time to time), none of the Borrower’s deposit or investment accounts are maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4 Intellectual Property Collateral. Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents material to the business of the Borrower is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect. Except as set forth in the Schedule (or as otherwise hereafter disclosed to Bank from time to time), Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.

5.5 Name; Location of Chief Executive Office. Except as disclosed in the Schedule (or as otherwise hereafter disclosed to Bank from time to time), Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located in the Chief Executive Office State at the address indicated in Section 10 hereof or as otherwise disclosed to Bank in accordance with the terms hereof.

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5.6 Actions, Suits, Litigation, or Proceedings. Except as set forth in the Schedule, there are no actions, suits, litigation or proceedings, at law or in equity, pending by or against Borrower or any Material Subsidiary before any court, administrative agency, or arbitrator which could reasonably be expected to have a Material Adverse Effect.

5.7 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could reasonably be expected to have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower is in compliance with all statutes, laws, ordinances or rules applicable to it, except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower and each Material Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.

5.10 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11 Government Consents. Borrower and each Material Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12 Inbound Licenses. Except as disclosed on the Schedule (or as otherwise hereafter disclosed to Bank from time to time), Borrower is not a party to, nor is bound by, any inbound license or other agreement, the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect (each a “Material Agreement”), or that prohibits or otherwise restricts Borrower from granting a security interest in any Material Agreement.

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5.13 Shares. Borrower has full power and authority to create a first lien on the Borrower Pledged Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Borrower Pledged Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Borrower Pledged Shares. The Borrower Pledged Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Borrower Pledged Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings. No interest in ARIIX LLC is represented by a certificate unless (a) the limited liability company agreement expressly provides that such interest shall be a “Security” within the meaning of Article 8 of the Code, and (b) such certificate has been delivered to Bank. ARIIX LLC has not elected, whether in its limited liability company agreement or otherwise, to have its interests be treated as a “Security” within the meaning of Article 8 of the Code. No interest in Morinda Holdings, Inc. or Morinda Access, Inc. is represented by a certificate or such certificate has been lost, stolen or destroyed.

5.14 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6. AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1 Good Standing and Government Compliance. Borrower shall maintain its and each Material Subsidiaries’ organizational existence and good standing in the Borrower State or in the state of such Material Subsidiary’s organization, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the jurisdiction in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Material Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect. Borrower (i) shall comply, and shall cause each Material Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject if the failure to comply therewith would reasonably be expected to have a Material Adverse Effect, and (ii) shall maintain, and shall cause each of its Material Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates. Borrower shall deliver to Bank: (i) as soon as available, but in any event within forty seven (47) days after the end of each of the first three fiscal quarters of each year, a company prepared consolidated balance sheet, income statement and cash flow statement covering Borrower’s operations during such period certified by a Responsible Officer; (ii) as soon as available, but in any event within one hundred twenty (122) days after the end of each fiscal year, audited financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified (including no going concern comment or qualification) or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iii) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Material Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Material Subsidiary of One Million Dollars ($1,000,000) or more; (v) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (vi) as soon as available, but in any event within sixty (60) days after the end of each Borrower’s fiscal year, Borrower’s financial and business projections and budget for the immediately following year, with evidence of approval thereof by Borrower’s board of directors; (vii) such annual budgets, annual sales projections, annual operating plans or other annual financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time; and (viii) within sixty (60) days of the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed with the U.S. Patent and Trademark Office or the U.S. Copyright Office in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as well as any material change in Borrower’s Intellectual Property Collateral, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright registered with the U.S. Patent and Trademark Office or the U.S. Copyright Office not specified in Exhibits A, B, and C of any Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement.

(a) Together with the delivery of the financial statements described in Section 6.2(i) and 6.2(ii), Borrower shall deliver to Bank a Compliance Certificate certified as of the last day of the applicable quarter and signed by a Responsible Officer in substantially the form of Exhibit D hereto.

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(b) Promptly within two (2) Business Days upon becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(c) Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than once per year unless an Event of Default has occurred and is continuing.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of quarterly financial statements, the quarterly intellectual property report, and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3 Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until an Event of Default has occurred and is continuing and Bank has delivered to Borrower a notice of its intent to exercise its rights under this Section 6.3. Borrower and its Subsidiaries (other than ARIIX LLC and Foreign Subsidiaries) shall direct their account debtors to deliver or transmit all proceeds of Accounts collected in the United States into a “blocked account” as specified by Bank (the “Collateral Account”), and within one hundred twenty (120) days after the Closing Date (the “Account Transition Period”) and at all times thereafter, ARIIX LLC shall direct its account debtors to deliver or transmit all proceeds of Accounts collected in the United States into the Collateral Account. Notwithstanding the foregoing, during the Account Transition Period, Borrower and its Subsidiaries (other than Foreign Subsidiaries) shall promptly direct their account debtors to deliver or transmit all proceeds of Accounts collected in the United States into an account at Bank. All amounts received in the Collateral Account, subject to Bank’s right to maintain a reserve at any time an Event of Default has occurred and is continuing, shall be transferred no later than one (1) Business Day after receipt by Bank to Borrower’s operating account with Bank. Notwithstanding any terms in this Agreement to the contrary, at times when an Event of Default exists, Bank may hold any proceeds of the Accounts and any amounts in the Collateral Account as a reserve to be applied to any Obligations regardless of whether such Obligations are then due and payable.

6.4 Inventory; Returns. Borrower shall keep its material Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date.

6.5 Taxes. Borrower shall make, and cause each Material Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Material Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Material Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower or such Material Subsidiary or where the failure to make such payment could not reasonably be expected to have a Material Adverse Effect.

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6.6 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least twenty (20) days’ notice (or 10 days’ notice for non-payment of premiums) to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. All proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.7 Accounts.

(a) Borrower shall maintain all of its primary depository and operating accounts which are located in the United States with Bank and its primary investment accounts which are located in the United States with Bank or Bank’s Affiliates, which accounts shall represent at least seventy five percent (75%) of the aggregate dollar value of Borrower’s accounts which are located in the United States at all financial institutions. Within sixty (60) days after the Closing Date and at all times thereafter, any accounts of the Borrower in the United States permitted hereunder to be maintained outside Bank shall be subject to control agreements in form and content reasonably acceptable to Bank.

(b) Borrower shall cause Tahitian Noni to maintain its primary depository and operating accounts with East West Bank (China) Ltd., which accounts shall represent at least sixty five percent (65%) of the aggregate dollar value of Tahitian Noni’s accounts at all financial institutions.

(c) Borrower shall cause Tahitian Noni to maintain at least renminbi (RMB) equivalent of at least Thirteen Million Two Hundred Thousand Dollars ($13,200,000) at East West Bank (China) Ltd. at all times (the “RMB Threshold Covenant”); provided that if Tahitian Noni maintains less than Twelve Million Six Hundred Thousand Dollars ($12,600,000) in renminbi (RMB) equivalent at East West Bank (China) Ltd. at any time based on future exchange rates, Borrower shall cause Tahitian Noni to deposit additional cash at East West Bank (China) Ltd. within three (3) Business Days such that Tahitian Noni is in compliance with the RMB Threshold Covenant.

6.8 Financial Covenants. Borrower shall at all times maintain the following financial ratios and covenants:

(a) Adjusted EBITDA. An Adjusted EBITDA of not less than Two Million Dollars ($2,000,000), tested quarterly as of the last day of each fiscal quarter beginning with the quarter ending June 30, 2022.

(b) Current Ratio. A ratio of Current Assets to Current Liabilities of at least (i) 1.15 to 1.00, as of the last day of the fiscal quarter ending June 30, 2022, and (2) 1.25 to 1.00, tested quarterly as of the last day of each fiscal quarter beginning with the quarter ending September 30, 2022.

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6.9 Registration of Intellectual Property Rights.

(a) Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b) Borrower shall give Bank written notice, pursuant to the report required to be delivered to Bank pursuant to Section 6.2(viii), of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office or United States Copyright Office, including the date of such filing and the registration or application numbers, if any.

(c) [Reserved]

(d) Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the perfection and priority of Bank’s security interest in the Intellectual Property Collateral.

(e) Borrower shall use commercially reasonably efforts to (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents, Copyrights, and trade secrets material to the Borrower’s business, (ii) detect infringements of the Trademarks, Patents and Copyrights material to the Borrower’s business and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

(f) Bank may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section 6.9, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 6.9 to take but which Borrower fails to take, after fifteen (15) days’ notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.9.

6.10 Consent of Inbound Licensors. Prior to entering into or becoming bound by any inbound license or agreement (other than over-the-counter software that is commercially available to the public), the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect, Borrower shall: (i) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) in good faith take such actions as Bank may reasonably request to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (A) Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, and (B) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.11 Creation/Acquisition of Subsidiaries. In the event Borrower or any Subsidiary creates or acquires any Material Subsidiary after the Closing Date, Borrower and such Subsidiary shall promptly notify Bank of the creation or acquisition of such new Material Subsidiary and take all such action as may be reasonably required by Bank to cause each such Material Subsidiary (other than a Foreign Subsidiary the result of which would create adverse tax consequences to Borrower), whether a Material Subsidiary at the time of creation or acquisition or thereafter, to guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in the stock, units or other evidence of ownership of each of its Subsidiaries (whether foreign or domestic, but limited, in the case of Foreign Subsidiaries, to a pledge of sixty five percent (65%) of the stock, units or other evidence of ownership of such Foreign Subsidiary to the extent that the pledge of any greater percentage would result in material adverse tax consequences to such Guarantor), and Borrower shall grant and pledge to Bank a perfected security interest in the stock, units or other evidence of ownership of each such Material Subsidiary (whether foreign or domestic, but limited, in the case of Foreign Subsidiaries, to a pledge of sixty five percent (65%) of the stock, units or other evidence of ownership of such Foreign Subsidiary to the extent that the pledge of any greater percentage would result in material adverse tax consequences to Borrower). Notwithstanding the foregoing, this Section 6.11 shall not apply to any existing Subsidiary of the Borrower existing as of the Closing Date and shall only apply to Subsidiaries of the Borrower created or acquired after the Closing Date.

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6.12 Selling Licenses. Borrower shall maintain and cause Tahitian Noni to maintain key direct selling licenses as are necessary to the conduct of its business in the People’s Republic of China.

6.13 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS.

Borrower covenants and agrees that, until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:

7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Material Subsidiaries to Transfer, all or any part of its business or property other than Permitted Transfers, or subject to Section 6.6 of the Agreement, move cash balances on deposit with Bank to accounts opened at another financial institution in violation of this Agreement. In connection with the DSD Disposition the Bank shall (at the expense of the Borrower) take such actions as reasonably requested by the Borrower to release any Lien or interests it may have on the assets transferred in the DSD Business.

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State or relocate its chief executive office without thirty (30) days prior written notification to Bank; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower or such Subsidiary; change its fiscal year end; have a Change in Control. Borrower shall give bank notice of any replacement of its chief executive officer or chief financial officer within 2 Business Days of an 8-K filing regarding the same.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Material Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Material Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, or enter into any agreement to do any of the same, except where (i) such transactions do not in the aggregate exceed One Million Dollars ($1,000,000) in total consideration (including non-cash consideration) during each fiscal year, (ii) the acquired Person is in the same or similar line of business to the businesses currently engaged in by Borrower, (iii) such transaction has been approved by Borrower’s board of directors, (iv) Borrower’s financial and business projections and budget on a post-transaction basis as approved by Borrower’s board of directors demonstrate Borrower’s continued compliance with the financial covenants in Section 6.8 hereof, and Borrower shall be in pro forma compliance with Section 6.8 hereof after giving effect to such transaction, (v) Borrower shall be in compliance with Section 6.11 hereof in regard to any new Material Subsidiary that results from such transaction, (vi) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (vii) such transactions do not result in a Change in Control, and (xiii) if such merger or acquisition involves Borrower, Borrower is the surviving entity.

7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Material Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.

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7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Material Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any Collateral, except in connection with any document or instrument governing Permitted Liens provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Liens.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock (collectively, “Distributions”), except that (i) Borrower may (X) repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (Y) repurchase the stock of former employees pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists, and (Z) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay Distributions in the form of equity interests and (iii) Subsidiaries may make intercompany Distributions. Notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit any repatriation of funds from Foreign Subsidiaries to Borrower or any of its Subsidiaries.

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments, or suffer or permit any Material Subsidiary to be a party to, or be bound by, an agreement that restricts such Material Subsidiary from paying dividends or otherwise distributing property to Borrower. Further, Borrower shall not enter into any license or agreement with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) the Intercompany Debt and (iii) Permitted Investments.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10 Inventory and Equipment. Subject to the grace period and limitations set forth in Section 3.3(d), store the Inventory with a book value in excess of $1,000,000 with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and (a) Borrower has used commercially reasonable efforts to obtain for the benefit of the Bank an acknowledgment from the third party that it is holding or will hold the Inventory for Bank’s benefit or (b) Bank is in possession of the warehouse receipt, where negotiable, covering such Inventory. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory with a book value in excess of $1,000,000 only at the location set forth in Section 10 or in the Schedule and such other locations of which Borrower gives Bank prior written notice.

7.11 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

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8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable;

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Section 6.2, 6.3, 6.5, 6.6, 6.7, 6.8, 6.10, 6.11 or 6.12 or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition or covenant contained in this Agreement or in any of the other Loan Documents, and as to any default under such other term, provision, condition or covenant that can be cured, Borrower has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, so long as Borrower continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no new Credit Extensions will be made;

8.3 Material Adverse Change. If there occurs any circumstance or circumstances that have resulted in a Material Adverse Effect.

8.4 Defective Perfection. If Bank shall receive at any time following the Closing Date an SOS Report indicating that except for Permitted Liens, Bank’s security interest in the Collateral is not prior to all other security interests or Liens of record reflected in the report;

8.5 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim (other than a Permitted Lien) becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no new Credit Extensions will be made during such cure period);

8.6 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within sixty (60) days (provided that no new Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.7 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000) or that would reasonably be expected to have a Material Adverse Effect;

8.8 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

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8.9 Judgments. If one or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or any Guarantor and the same are not, within ten (10) days after the entry thereof, discharged, satisfied or paid, or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no new Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree).

8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation (in each case, when made) set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

8.11 Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty) ceases for any reason to be in full force and effect, or any “event of default” (to the extent such term is defined in a Guaranty or any Guaranty Document, if any) occurs under any Guaranty or a security agreement securing any Guaranty (each, a “Guaranty Document”) or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation (in each case, when made) set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty or if any of the circumstances described in Sections 8.3 through 8.9 occur with respect to any Guarantor.

8.12 Pledge. If any pledge agreement in favor of Bank (a “Pledge Agreement”) ceases for any reason to be in full force and effect, or any “event of default” (to the extent such term is defined in the Pledge Agreement) occurs under a Pledge Agreement or any Pledgor revokes or purports to revoke a Pledge Agreement, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation (in each case, when made) set forth in a Pledge Agreement or in any certificate delivered to Bank in connection with a Pledge Agreement, or if any of the circumstances described in Sections 8.3 through 8.9 occur with respect to any Pledgor.

9. BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b) [Reserved]

(c) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

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(f) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(i) Bank may credit bid and purchase at any public sale;

(j) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) enter into a short-form intellectual property security agreement consistent with the terms of this Agreement for recording purposes only or modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Bank without first obtaining Borrower’s approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; and (h) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clauses (g) and (h) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

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9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8 Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	NewAge, Inc.
7158 FLSmidth Drive, Suite 250
Midvale UT 84047
Attn: Kevin Manion, Chief Financial Officer
Email: Kevin_Manion@newage.com

If to Bank:	East West Bank
2350 Mission College Blvd., Suite 988
Santa Clara, CA 95054
Attn: Kelvin Chan
Email: kelvin.chan@eastwestbank.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

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11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE.

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

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12. GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents (each an “Indemnified Party”) against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement and/or the Loan Documents; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except in each case under this Section 12.2 for losses, Bank Expenses, obligations, demands, claims or liabilities caused by such Indemnified Party’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6 Amendments in Writing, Integration. All amendments to or waivers of this Agreement or the other Loan Documents must be in writing signed by the parties. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.7 Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing this Agreement or any other Loan Document (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original hereof or thereof.

12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.9 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) subject to an agreement containing provisions substantially the same as those of this Section 12.9, to prospective transferees or purchasers of any interest in the Advances, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, (v) to Bank’s accountants, auditors and regulators (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), and (vi) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

NEWAGE, INC.

By:
Name:
Title:

EAST WEST BANK

By:
Name:
Title:

[Signature Page to Loan and Security Agreement]

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Adjusted EBITDA” means, at any determination date, an amount equal to the sum of the following for the most recently ended fiscal quarter of the Borrower ended on such date: (a) Consolidated Net Income of the Borrower and its Subsidiaries for such fiscal quarter, plus (b) in each case to the extent deducted in the calculation of the Borrower’s Consolidated Net Income and without duplication, (i) depreciation and amortization for such fiscal quarter, plus (ii) income tax expense for such fiscal quarter, plus (iii) Consolidated Total Interest Expense paid or accrued during such fiscal quarter, plus (iv) non-cash expense associated with granting stock options, plus (v) non-recurring expenses for such fiscal quarter and severance or restructuring expenses or costs paid or accrued for such quarter, collectively in an aggregate amount not to exceed Seven Hundred Thousand Dollars ($700,000) per year, and minus, to the extent added in computing Consolidated Net Income, and without duplication, all extraordinary and non-recurring revenue and gains (including income tax benefits) for such fiscal quarter, all as determined in accordance with GAAP.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“ARIIX Europe” means ARIIX Europe B.V., a company formed under the laws of the Netherlands, and a wholly owned Subsidiary of ARIIX LLC.

“ARIIX LLC” means ARIIX LLC, a Utah limited liability company.

“Bank Expenses” means all reasonable costs or expenses (including reasonable out-of-pocket attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable out-of-pocket attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower State” means Delaware, the state under whose laws Borrower is organized.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrower Pledged Shares” has the meaning set forth in Section 4.4.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Change in Control” shall mean a transaction (other than a bona fide equity financing or series of financings, on terms and from investors reasonably acceptable to Bank (it being understood and agreed that Borrower’s investors and their Affiliates as of the Effective Date are acceptable to Bank)) in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the board of directors of Borrower, who did not have such power before such transaction.

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“Chief Executive Office State” means Utah, where Borrower’s chief executive office is located.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property of the Borrower described on Exhibit B attached hereto and all Negotiable Collateral and Intellectual Property Collateral to the extent not described on Exhibit B, except (i) to the extent any such property is nonassignable by its terms (or a Lien may not be granted therein) without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), (ii) any property with respect to which the granting of a security interest therein is contrary to applicable law or contractual obligations, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (iii) to the extent any such property constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), capital stock in excess of sixty five percent (65%) of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote to the extent that the pledge of any greater percentage would result in material adverse tax consequences to the Borrower; or (iv) any United States intent-to-use trademark applications to the extent that, and solely during the period in which the grant of a security interest therein would impair the validity or enforceability of or render void or result in the cancellation of, any registration issued as a result of such intent-to-use trademark applications under applicable law; provided that upon submission and acceptance by the U.S. Patent and Trademark Office of an amendment to allege pursuant to 15 U.S.C. Section 1060(a) or any successor provision, such intent-to-use trademark application shall be considered Collateral; provided that in no case shall the definition of “Collateral” exclude any Accounts, proceeds of the disposition of any property (unless such proceeds are property of the type described in the foregoing clauses (i) through (iv)), or general intangibles consisting of rights to payment.

“Consolidated Net Income (or Deficit)” means the consolidated net income (or deficit) of any Person and its Subsidiaries determined in accordance with GAAP.

“Consolidated Total Interest Expense” means with respect to any Person for any period, the aggregate amount of interest required to be paid or accrued by a Person and its Subsidiaries during such period on all Indebtedness of such Person and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, capital lease, letter of credit or other debt obligation of another, including, without limitation, any such debt obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations of that Person arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect that Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all of the Borrower’s copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

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“Credit Extension” means each Advance or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Current Assets” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current assets on the consolidated balance sheet of Borrower and its Subsidiaries as at such date.

“Current Liabilities” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries as at such date, but specifically excluding any cash-secured Obligations.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Guarantor” means each of (i) Morinda Holdings, Inc., a Utah corporation, (ii) Morinda, Inc., a Utah corporation, and (iii) NewAge Worldwide, Inc., a Utah corporation.

“DSD Business” means NABC, Inc., NABC Properties, LLC, and their respective assets and properties.

“DSD Disposition” means the Transfer (whether through asset sale or sale of Shares or otherwise) of the DSD Business in one or more transactions so long as (i) Borrower’s financial and business projections and budget on a post-transaction basis as approved by Borrower’s board of directors demonstrate Borrower’s continued compliance with the financial covenants in Section 6.8 hereof, and Borrower shall be in pro forma compliance with Section 6.8 hereof after giving effect to such transaction, and (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transaction.

“EBIT” means with respect to any fiscal period an amount equal to the sum of (a) Consolidated Net Income of the Borrower and its Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of the Borrower’s Consolidated Net Income and without duplication, (i) income tax expense for such period, plus (ii) Consolidated Total Interest Expense paid or accrued during such period, all as determined in accordance with GAAP.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Foreign Subsidiary” means any Subsidiary of Borrower which is not an entity organized under the laws of the United States or any territory thereof.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time, provided, however, for all purposes of this Agreement and the other Loan Documents, including negative covenants, financial covenants and component definitions, GAAP will be deemed to treat operating leases and capital leases in a manner consistent with the treatment under GAAP as in effect prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of Accounting Standards Update No. 2016-02.

“Guarantor” means each Domestic Guarantor and any other Person providing a Guaranty.

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“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit (but excluding trade account payables in the ordinary course of business), (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following:

(a)	Copyrights, Trademarks and Patents;

(b)	Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)	Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)	Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)	All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f)	All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g)	All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Intercompany Debt” means Indebtedness of Subsidiaries owed to Borrower or any Guarantor in an aggregate net amount not to exceed One Million Two Hundred Thousand Dollars ($1,200,000) at any time.

“Inventory” means all present and future inventory in which Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any Guaranty, any Pledge Agreement, the Tri-Party Pledge Agreement, any note or notes executed by Borrower in connection with this Agreement, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

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“Material Subsidiary” is any Subsidiary of Borrower which, as of any date of determination, which such date shall be the last day of each fiscal year, and on each date that this Agreement remains outstanding thereafter, accounts for more than five percent (5%) of (i) consolidated total revenue of Borrower and its Subsidiaries, on a trailing four (4) fiscal quarter basis, (ii) consolidated total assets of Borrower and its Subsidiaries, or (iii) EBIT of Borrower and its Subsidiaries, on a trailing four (4) fiscal quarter basis.

“Morinda Japan” means Morinda Japan GK, a limited liability company formed under the laws of Japan and a wholly owned Subsidiary of Morinda, Inc., a Utah corporation.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses, the Final Payment, and other amounts owed to Bank by Borrower pursuant to this Agreement or any other Loan Document, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding.

“Patents” means all of Borrower’s patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment in Full” has the meaning set forth in Section 4.1.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any Loan Document now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)	Indebtedness of Borrower and its Subsidiaries in favor of Bank arising under this Agreement or any other Loan Document;

(b)	Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)	Indebtedness not to exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year of Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)	Subordinated Debt;

(e)	Indebtedness to trade creditors incurred in the ordinary course of business;

(f)	the Intercompany Debt;

(g)	Indebtedness owed by a Subsidiary of the Borrower to another Subsidiary of the Borrower that is not a Guarantor;

(h)	Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(i)	Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(j)	Indebtedness in respect of interest rate, currency or commodity swap agreements, interest rate cap agreements, interest rate collar agreements, or other agreements or arrangements entered into in the ordinary course of business and designated to protect Borrower and its Subsidiaries against fluctuation in interest rates, currency exchange rates or commodity prices;

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(k)	Contingent Obligations with respect to Indebtedness that otherwise constitutes Permitted Indebtedness;

(l)	Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be; and

(m)	Other Indebtedness in an aggregate principal amount not to exceed One Million Dollars ($1,000,000) at any time.

“Permitted Investment” means:

(a)	Investments existing on the Closing Date disclosed in the Schedule and Investments existing on the Closing Date in Subsidiaries of the Borrower;

(b)	(i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein, and (iv) money market funds at least 95% of the assets of which constitute assets of the kinds described in clauses (i) through (iii) of this clause (c);

(c)	Repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed One Million Dollars ($1,000,000) in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists;

(d)	Investments accepted in connection with Permitted Transfers;

(e)	(i) Investments of Subsidiaries in or to other Subsidiaries or Borrower; or (ii) Investments by the Borrower in its Subsidiaries not to exceed, in the case of Investments made pursuant to this clause (ii), Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year;

(f)	Investments (including the creation of a Subsidiary) for the purpose of consummating a merger or acquisition transaction permitted by this Agreement;

(g)	Investments constituting Intercompany Debt;

(h)	Investments not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(i)	Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s or its Subsidiary’s business;

(j)	Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (j) shall not apply to Investments of Borrower in any Subsidiary; and

(k)	Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s or its Subsidiary’s business;

(l)	Joint ventures or strategic alliances in the ordinary course of Borrower’s or its Subsidiary’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year.

6

“Permitted Liens” means the following:

(a)	Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(b)	Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)	Liens not to exceed One Million Dollars ($1,000,000) in the aggregate (i) upon or in any Equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)	statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted; provided that adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)	Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)	deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)	easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)	Any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by Borrower or any Subsidiary in the ordinary course of business and covering only the assets so leased, licensed or subleased;

(i)	Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(j)	Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 (attachment) or 8.9 (judgments);

(k)	other Liens affecting property with an aggregate fair value not to exceed One Million Dollars ($1,000,000); and

(l)	Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions to secured standard fees for deposit services charged by, but not financing made available by such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts.

7

“Permitted Transfer” means the conveyance, sale, lease, license, transfer or disposition by Borrower or any Subsidiary:

(a)	Of Inventory in the ordinary course of business;

(b)	Of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c)	Of worn-out or obsolete Equipment;

(d)	consisting of Permitted Liens and Permitted Investments;

(e)	consisting of Distributions permitted under Section 7.6 of this Agreement;

(f)	consisting of the use or transfer of money or cash equivalents in the ordinary course of its business (including the transfer of money by and among the Borrower and its Subsidiaries in the ordinary course of business so long as such transfer is not otherwise in violation of this Agreement) for the payment of ordinary course business expenses in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(g)	consisting of the DSD Disposition; or

(h)	Other assets of Borrower or its Subsidiaries that do not in the aggregate exceed One Million Dollars ($1,000,000) during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Pledgor” means ARIIX LLC and any other Person entering into a pledge agreement in favor of Bank.

“Prime Rate” means the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).

“Prohibited Territory” means any person or country listed by the Office of Foreign Assets Control of the United States Department of Treasury as to which transactions between a United States Person and that territory are prohibited.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Revolving Line” means Credit Extensions of up to the Revolving Line Limit.

“Revolving Line Limit” means Twelve Million Dollars ($12,000,000).

“Revolving Maturity Date” means March 11, 2024.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

8

“Shares” means one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower; provided, however, with respect to Foreign Subsidiaries, “Shares” means sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in such Foreign Subsidiary, but only to the extent that a pledge of a greater percentage would result in material adverse tax consequences to Borrower.

“SOS Reports” means the official reports from the Secretaries of State of each state in which any material Collateral is located, Chief Executive Office State and the Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through a Subsidiary.

“Tahitian Noni” means Tahitian Noni Beverages (China) Co., Ltd., a company organized under the laws of the People’s Republic of China.

“Trademarks” means any of the Borrower’s trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

9

DEBTOR:	NEWAGE, INC.

SECURED PARTY:	EAST WEST BANK

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)	all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)	all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction (provided, however, Bank shall not take or require Borrower to take any steps to perfect such security interest in any foreign jurisdiction), obtained or to be obtained on or in connection with any of the foregoing, or any parts thereof or any underlying or component elements of any of the foregoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

(c)	all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

(d)	all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction (provided, however, Bank shall not take or require Borrower to take any steps to perfect such security interest in any foreign jurisdiction), and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)	any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

EXHIBIT C

LOAN ADVANCE/PAYDOWN REQUEST FORM
DEADLINE FOR SAME DAY PROCESSING IS Noon, P.S.T.

To: ________________ DATE: __________________ TIME: ________________
FAX #: (408) 588-9688

FROM: NEWAGE, INC. Borrower's Name FROM: ____________________ Authorized Signer's Name FROM: ____________________ Authorized Signature (Borrower) PHONE #: ____________________ FROM ACCOUNT#: ____________________ (please include Note number, if applicable) TO ACCOUNT #: ____________________ (please include Note number, if applicable)	TELEPHONE REQUEST (For Bank Use Only): The following person is authorized to request the loan payment transfer/loan advance on the designated account and is known to me. ____________________ Authorized Request & Phone # ____________________ Received by (Bank) & Phone # ____________________ Authorized Signature (Bank)

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT	For Bank Use Only
PRINCIPAL INCREASE* (ADVANCE)	$____________________	Date Rec'd:
PRINCIPAL PAYMENT (ONLY)	$____________________	Time:
		Comp. Status: YES NO
OTHER INSTRUCTIONS:		Status Date:
		Time:
		Approval:

All representations and warranties of Borrower stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of the telephone request for an advance confirmed by this Loan Advance/Paydown Request Form; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

*IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE) YES NO
If YES, the Outgoing Wire Transfer Instructions must be completed below.

OUTGOING WIRE TRANSFER INSTRUCTIONS	Fed Reference Number	Bank Transfer Number
The items marked with an asterisk (*) are required to be completed.		
*Beneficiary Name		
*Beneficiary Account Number		
*Beneficiary Address		
Currency Type	US DOLLARS ONLY	
*ABA Routing Number (9 Digits)		
*Receiving Institution Name		
*Receiving Institution Address		
*Wire Amount	$	

264934658 v9

EXHIBIT D

COMPLIANCE CERTIFICATE

Please send all Required Reporting to:	East West Bank
2350 Mission College Blvd., Suite 988
Santa Clara, CA 95054
Email: kelvin.chan@eastwestbank.com

FROM:	NEWAGE, INC.

The undersigned authorized Officer of NEWAGE, INC. (“Borrower”), hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.9, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such other date). Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” or “Applicable” column.

REPORTING COVENANTS	REQUIRED	COMPLIES

Company Prepared Quarterly F/S	Quarterly for first three fiscal quarters, within 47 days	YES	NO
Compliance Certificate	With delivery of quarterly and annual financial statements	YES	NO
CPA Audited, Unqualified F/S	Annually, within 122 days of FYE	YES	NO
Annual Business Plan (incl. operating budget)	Annually, within 60 days of FYE	YES	NO
Intellectual Property Report	Quarterly within 60 days	YES	NO

If Public:
10-Q	Quarterly, within 5 days of SEC filing	YES	NO
10-K	Annually, within 5 days of SEC filing	YES	NO

FINANCIAL COVENANTS	REQUIRED	ACTUAL	COMPLIES

Adjusted EBITDA (quarterly)	$2,000,000	$____________________	YES	NO
Current Ratio (quarterly)	1.15:1:00 for fiscal quarter ending 6/30/22 1.25 for fiscal quarter ending 9/30/22 and thereafter	_____________:1.00	YES	NO

Please Enter Below Comments Regarding Violations:

The Officer further acknowledges that at any time an Event of Default exists, including, without limitation, failure to satisfy the financial covenants, no credit extensions will be made.

Very truly yours,

Authorized Signer

Name:

Title:

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Exhibit A)

Deferred purchase price owed to The Limu Company, LLC (“Limu”) in an amount not to exceed $3,500,000 in connection with the purchase of assets from Limu pursuant to that certain Asset Purchase and Sale Agreement dated as of May 31, 2019, and deferred purchase price owed to Zennoa, LLC (“Zennoa”) in an amount not to exceed $1,700,000 in connection with the purchase of assets from Zennoa pursuant to that certain Asset Purchase and Sale Agreement dated as of November 27, 2019

Permitted Investments (Exhibit A)

None.

Permitted Liens (Exhibit A)

None.

Depository Banks (Section 5.3)

EastWest Bank account number 8003177840, known as Newage Inc. – Operating Account

Prior Names (Section 5.5)

●	NewAge, Inc.: New Age Beverages Corporation, Bucha, Inc., American Brewing Company, Inc.

●	Morinda Holdings, Inc.: New Age Health Sciences Holdings, Inc. (a Utah entity) was merged into Morinda Holdings, Inc. on December 21, 2018.

●	Morinda, Inc.: Tahitian Noni International, Inc.

●	NewAge Worldwide, Inc.: Morinda Worldwide, Inc., Tahitian Noni, Inc.

●	Ariix LLC: Ariel Merger Sub 2, LLC

Litigation (Section 5.6)

None.

Inbound Licenses (Section 5.12)

None.

Inventory Locations (Section 7.10)

Country	Specific Address or City / Country
USA	400 South Central Ave., Los Angeles, CA 90013
USA	100 Max Benitz Rd., Prosser, WA 99350
USA	737 East 1180 South, American Fork, Utah 84003
USA	18245 E. 40th Ave., Aurora, CO 80011
USA	2520 Aviation Way, Colorado Springs, CO 80916
Netherlands	Albert Harkemaweg 66, 9831 TA ADUARD, Netherlands
Italy	DHL Lacchiarella, Alexandro Ghisoni, Via Cascina nuova 1, Building ASIA, 20084, Lacchiarella, Italy
Japan	704-13, Ishimaru, Takaoka-shi, 934-0095,Toyama
Japan	315, Hisaganeshin, Kamiichi-cho, Nakashinkawa-gun, 930-0855, Toyama
Hong Kong	Unit B, G/F, Blk 2 Golden Dragon Ind Ctr 182-190 Tai Lin Pai Rd Kwai Chung, New Territories, Hong Kong
China	Rong Chang Plant, No. 21, Donghu No. 2, Branch Road, Changzhou Street, Rong Chang County, Chongqing

CORPORATE BORROWING CERTIFICATE

Borrower: NewAge, Inc.	Date: March __, 2022
Bank: East West Bank

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of the Borrower. My title is as set forth below.

2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.

3. Attached hereto are true, correct and complete copies of Borrower’s Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above. Such Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4. The following resolutions were duly and validly adopted by Borrower’s board of directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.

Resolved, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories

☐

☐

☐

☐

Resolved Further, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

Resolved Further, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from East West Bank (“Bank”).

Execute Loan Documents. Execute any loan documents Bank requires.

Grant Security. Grant Bank a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Letters of Credit. Apply for letters of credit from Bank.

Foreign Exchange Contracts. Execute spot or forward foreign exchange contracts.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrower’s right to a jury trial) they believe to be necessary to effectuate such resolutions.

Resolved Further, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

NEWAGE, INC.

By:
Name:
Title:

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the __________________________ of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date

[print title]

set forth above.

By:
Name:
Title:

Attachment

Certificate of Incorporation

[see attached]

EAST WEST BANK

Member FDIC

ITEMIZATION OF AMOUNT FINANCED

DISBURSEMENT INSTRUCTIONS

(Revolver)

Name(s): NEWAGE, INC.	Date: March __, 2022

$	credited to deposit account No. ___________ when Advances are requested or disbursed to Borrower by cashiers check or wire transfer

Amounts paid to others on your behalf:
$	to East West Bank for Loan Fee
$	to East West Bank for Document Fee
$	to East West Bank for accounts receivable audit (estimate)
$	to Bank counsel fees and expenses
$	to _______________
$	to _______________
$	TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for East West Bank to disburse the loan proceeds as stated above.

Signature	Signature

EAST WEST BANK

AUTHORIZATION FOR AUTOMATIC LOAN PAYMENT

Loan Account# ___________________

☐ New Request

☐ Update Request

Borrower Name: NEWAGE, INC.

Borrower Name: ____

Daytime Phone # ____

Automatic Payment Account Information :

Bank Name: ____

(Financial Institution)

☐ **Checking** ☐ **Savings**

Designated Account: (a voided check is required, if account is not with East West Bank)

____

Accountholder:

(Must be same as Loan Account on record) ____

Account Number: ____

Bank Routing Number: ____

☐ Payment Due Date Minimum of 10 days in advance of payment due date is required for initial set-up	☐ Alternate Withdrawal Day: Maximum 8 days past Due Date	☐ Additional Principal Reduction with periodic payment: $______________

I hereby authorize East West Bank to withdraw ("draft") the monthly loan payment due for my above referenced Loan Account. I understand the drafting will occur each month on the Payment Due Date as scheduled unless an Alternate Withdrawal Day is indicated above until the loan is fully paid. It will be my responsibility to ensure I have sufficient funds available on the business day prior to my loan payment due date as drafting may occur at any time during the Draft Date including prior to the time your financial institution opens for business. I will not hold East West Bank liable if any fee incurred which may result due to the aforementioned financial institution rejecting the transfer under this authorization. I also understand that if there are insufficient funds in the designated account and payment rejected as a result, East West Bank may assess and draft the applicable non-sufficient fund (NSF) fee in addition to any late charges that may be due. This authorization will remain in full force until East West Bank receives written notification from me of its termination (10-day advance notice required), or upon East West Bank's 10-day advance notice of termination.

Signature: ____ Date: ____________________

Signature: ____ Date: ____________________

IMPORTANT INFORMATION:

- **If automatic payment was a loan condition of your single family loan due to a credit exception request this payment arrangement must remain in effect for a minimum of 36 months from the first payment due date of your loan.**
- **If automatic payment was a loan condition of your single family loan to receive a promotional rebate this payment arrangement must remain in effect for a minimum of 12 months from the first payment due date of your loan.**
- Please continue to make your payment until you receive affirmative notice on the automatic drafting process in writing.
- Your bank must be a member of the Federal Reserve System. This program may not be available to some credit unions.
- East West Bank should be notified immediately of any change in address and/or telephone number.
- If your payment due date falls on a holiday or a weekend, the payment will be drafted on the next business day. No late charges will be assessed.
- The amount to be drafted monthly will include any change in mortgage payment resulting from a change in impound (taxes/insurance) and/or in the principal and interest payment for an adjustable rate mortgage.
- Automatic transfer will not take place if your loan is delinquent. If there are insufficient funds in your designated account, you will be responsible for sending replacement via certified funds or money orders with any late fees or penalties, to cover the amounts due. Drafting will resume when your loan has been brought current.
- In regard to your credit information, we may report information about your account to credit bureaus. Late payments, missed
- payments, or other defaults on your account may be reflected in your credit report.

For Bank Use Only:

Prepared by: ____ Date: ____________________

Processed by: ____ Date: ____________________

Audited by: ____ Date: ____________________

264934658 v9

USA PATRIOT ACT

NOTICE

OF

CUSTOMER IDENTIFICATION

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents.